EXHIBIT 99.1

Press Release

FOR IMMEDIATE RELEASE

April 18, 2005

For more information contact:

Richard L. Browdy, President

Albert J. Finch, Chairman of the Board

(954) 776-2332

(954) 776-2332

OptimumBank Holdings Announces Quarterly Results

Fort Lauderdale, FL (April 18, 2005). OptimumBank Holdings, Inc. (NASDAQ:OPHC), holding company for OptimumBank, reported net income of $384,001 or $.14 per share for the first quarter ended March 31, 2005, compared to net income of $378,208 or $.14 per share reported for the prior quarter ended December 31, 2004 and compared to net income of $423,774 or $.16 per share reported for the first quarter of 2004. Chairman of the Board, Albert Finch, said, “The decrease in earnings from the March quarter last year was primarily due to non-recurring income earned during the prior year’s quarter. With a solid regulatory capital base of approximately $22 million and a strong lending environment, earnings at the Company are expected to grow.”

Company assets increased to $170.2 million at March 31, 2005, compared to $142.4 million at March 31, 2004, a 19.5% increase. The Company’s net loan portfolio increased 17.4% to a total of $130.8 million at March 31, 2005 and mortgage-backed securities increased $14.8 million to a total of $31.1 million at March 31, 2005. President, Richard L. Browdy noted, “We expect continued growth in our loan portfolio this year. Recent news and data continue to reflect the strength in the South Florida real estate market versus other markets around the country.”

Through its executive offices and three bank branches in Broward County, Florida, the Company offers real estate lending and retail banking products to individuals and businesses in Broward, Dade and Palm Beach Counties. The Bank also offers state-of-the-art internet banking services through its “OptiNet” internet banking website, located at www.optimumbank.com.

This press release may contain certain forward-looking statements, which are based on management's expectations regarding factors that may impact the Company's earnings and performance in future periods. Factors that could cause future results and performance to vary materially from current management expectations include, but are not limited to, general economic conditions, war and terrorism, changes in interest rates, deposit flows, loan demand, real estate values and competition; the issuance or redemption of additional company equity or debt; changes in accounting principles, policies or guidelines, changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological facts affecting the Company's operations, pricing, products and services. Nothing contained herein constitutes an offer to sell or the solicitation of an offer to buy the Company's securities.

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2477 East Commercial Boulevard, Fort Lauderdale, Florida  33308

E-Mail: rlbrowdy@optimumbank.com

Phone: (954) 776-2332                 Toll-Free (888) 991-BANK                      Fax: (954) 776-2281